Exhibit 99.1

Press Release

January 24, 2019

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported 2018 record net income of $28.5 million, or $1.74 per diluted common share, compared to 2017 net income of $23.1 million, or $1.41 per diluted common share. Net income for the fourth quarter of 2018 was $7.2 million, or $0.44 per diluted common share. This compares to fourth quarter 2017 net income of $4.2 million, or $0.26 per diluted common share. An additional tax provision of $2.3 million was recorded in the fourth quarter of 2017 related to the revaluation of our deferred tax assets as a result of the changes in tax laws that occurred in the fourth quarter of 2017. The tax law changes reduced the Company’s federal income tax rate from 35 percent in 2017 to 21 percent in 2018. On January 23, 2019, the Company’s Board of Directors declared a regular quarterly dividend of $0.20 per common share. The dividend is payable on February 20, 2019, to stockholders of record on February 6, 2019.

“We believe the Company’s ability to successfully execute our community banking initiatives has helped us reach another financial milestone as we report record earnings for 2018,” commented Dave Nelson, President and Chief Executive Officer of the Company. “Earnings benefited from loan growth and the lower corporate income tax rate but continued to be tempered by rising interest rates and the resulting increased cost of funds. Management remains committed to achieving a high level of earnings and creating value for our stockholders.” In addition, Dave Nelson commented, “West Bank would like to congratulate Eastern Iowa Market President, Jim Conard, for being recognized by the Corridor Business Journal as one of the Top 25 Most Influential People in the Iowa City/Cedar Rapids corridor.”
Brad Winterbottom, West Bank President, said, “We are seeing strong growth opportunities, and the overall economic conditions in our communities remain favorable. West Bank had strong loan growth of $121.0 million, or 7.6 percent, in the fourth quarter and $211.3 million, or 14.0 percent, for the year in 2018. We believe West Bank is well positioned to continue developing healthy organic loan growth while maintaining a disciplined approach to credit quality.”
Eastern Iowa Market President, Jim Conard, commented, “The Eastern Iowa commercial banking team had a record year in terms of loan production.  Our relationships with many of the area’s leading local developers, real estate investors, and business leaders resulted in a number of new business transactions that grew our market’s total loan portfolio by 31.3 percent in 2018.  Our pipeline of pending business transactions remains strong, and we believe that we will continue to see healthy growth in loans and deposits in 2019.”
“We are very pleased with another strong year and fourth quarter for West Bank in Rochester, and look forward to extending the momentum into 2019,” said Mike Zinser, West Bank’s Rochester Market President.  “Our year-end 2018 loans outstanding in Rochester increased 22.9 percent and our deposits increased 35.6 percent compared to the prior year-end.  While nearly all of our loan growth was from business banking, much of our deposit growth was from a large inflow of high value personal deposits through our high service, concierge-type banking model, which continues to gain traction.”  Zinser concluded, “Coming into 2019, our team has built a strong pipeline with good strategies in place to continue driving new business and build upon our solid reputation and brand in Rochester.”

The Company will file its report on Form 10-K with the Securities and Exchange Commission on or about February 28, 2019. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-K will be available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, January 25, 2019. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 8, 2019, by dialing 877-344-7529. The replay passcode is 10127160.

About West Bancorporation, Inc. (Nasdaq: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Coralville, Iowa, and one office in Rochester, Minnesota.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$46,369	$34,952
Federal funds sold	1,105	12,997
Investment securities available for sale, at fair value	453,758	444,219
Investment securities held to maturity, at amortized cost	—	45,527
Federal Home Loan Bank stock, at cost	12,037	9,174
Loans	1,721,830	1,510,500
Allowance for loan losses	(16,689)	(16,430)
Loans, net	1,705,141	1,494,070
Premises and equipment, net	21,491	23,022
Bank-owned life insurance	34,249	33,618
Other assets	22,418	16,798
Total assets	$2,296,568	$2,114,377

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$400,530	$395,888
Interest-bearing:
Demand	336,089	395,052
Savings	950,501	850,216
Time of $250 or more	55,745	16,965
Other time	151,664	152,692
Total deposits	1,894,529	1,810,813
Federal funds purchased	19,985	545
Other borrowings	185,343	119,711
Other liabilities	5,688	5,210
Stockholders’ equity	191,023	178,098
Total liabilities and stockholders’ equity	$2,296,568	$2,114,377

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2018	2017	2018	2017
Interest income
Loans, including fees	$19,200	$16,377	$71,189	$63,242
Investment securities	3,255	3,032	13,117	9,461
Other	151	108	487	331
Total interest income	22,606	19,517	84,793	73,034
Interest expense
Deposits	5,486	2,538	17,064	7,622
Federal funds purchased	48	17	188	99
Other borrowings	1,416	1,418	5,483	5,256
Total interest expense	6,950	3,973	22,735	12,977
Net interest income	15,656	15,544	62,058	60,057
Provision for loan losses	—	—	(250)	—
Net interest income after provision for loan losses	15,656	15,544	62,308	60,057
Noninterest income
Service charges on deposit accounts	616	686	2,541	2,632
Debit card usage fees	427	421	1,681	1,754
Trust services	456	441	1,921	1,705
Increase in cash value of bank-owned life insurance	163	168	631	652
Gain from bank-owned life insurance	—	—	—	307
Realized investment securities gains (losses), net	(160)	(97)	(263)	326
Other income	200	289	1,241	1,272
Total noninterest income	1,702	1,908	7,752	8,648
Noninterest expense
Salaries and employee benefits	4,729	4,417	18,791	17,633
Occupancy	1,265	1,091	4,996	4,406
Data processing	662	646	2,682	2,677
FDIC insurance	186	163	685	677
Write-down of premises	—	—	333	—
Other expenses	2,344	1,715	7,505	6,874
Total noninterest expense	9,186	8,032	34,992	32,267
Income before income taxes	8,172	9,420	35,068	36,438
Income taxes	945	5,226	6,560	13,368
Net income	$7,227	$4,194	$28,508	$23,070

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2018
4th Quarter	$0.44	$0.44	$0.20	$23.88	$18.06
3rd Quarter	0.44	0.43	0.20	26.51	23.10
2nd Quarter	0.42	0.41	0.20	26.95	22.65
1st Quarter	0.46	0.45	0.18	26.85	23.65

2017
4th Quarter	$0.26	$0.26	$0.18	$28.00	$23.40
3rd Quarter	0.40	0.39	0.18	24.75	20.90
2nd Quarter	0.39	0.39	0.18	24.60	21.40
1st Quarter	0.38	0.37	0.17	24.90	20.60
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Year Ended December 31,
SELECTED FINANCIAL MEASURES	2018	2017	2018	2017
Return on average assets	1.29%	0.80%	1.31%	1.18%
Return on average equity	15.45%	9.31%	15.68%	13.29%
Net interest margin	2.94%	3.25%	3.02%	3.37%
Efficiency ratio*	51.90%	43.81%	48.92%	45.39%

			As of December 31,
			2018	2017
Texas ratio*			0.93%	0.32%
Allowance for loan losses ratio			0.97%	1.09%
Tangible common equity ratio			8.32%	8.42%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense and write down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP financial measures - see reconciliation below.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(dollars in thousands)

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in generally accepted accounting principles (GAAP). The following table reconciles the non-GAAP financial measures of net interest income, net interest margin and efficiency ratio on a fully taxable equivalent (FTE) basis to GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$15,656	$15,544	$62,058	$60,057
Tax-equivalent adjustment (1)	87	785	661	2,677
Net interest income on an FTE basis (non-GAAP)	$15,743	$16,329	$62,719	$62,734
Average interest-earning assets	$2,124,148	$1,990,776	$2,075,372	$1,863,791
Net interest margin on an FTE basis (non-GAAP)	2.94%	3.25%	3.02%	3.37%

Reconciliation of efficiency ratio on an FTE basis to GAAP:
Net interest income on an FTE basis (non-GAAP)	$15,743	$16,329	$62,719	$62,734
Noninterest income	1,702	1,908	7,752	8,648
Adjustment for realized investment securities (gains) losses, net	160	97	263	(326)
Plus: losses on disposal of premises and equipment, net	95	—	109	25
Adjusted income	$17,700	$18,334	$70,843	$71,081
Noninterest expense	$9,186	$8,032	$34,992	$32,267
Adjustment for write-down of premises	—	—	(333)	—
Adjusted expense	$9,186	$8,032	$34,659	$32,267
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	51.90%	43.81%	48.92%	45.39%

(1) Computed on a tax-equivalent basis using a federal income tax rate of 21 percent in 2018 and 35 percent in 2017, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2) The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial performance. It is a standard measure of comparison within the banking industry.